Exhibit 5.1

China Medical Technologies, Inc.

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

November 27, 2006

Dear Sirs,

Re:	China Medical Technologies, Inc.

We have examined the Registration Statement on Form S-8 to be filed by China Medical Technologies, Inc., a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of Ordinary Shares of par value US$0.1 in the capital of the Company (the “Shares”) for issuance pursuant to the China Medical Technologies, Inc. Amended and Restated 2005 Stock Option Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the board minutes dated November 12, 2006 (the “Resolutions”) of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when allotted, issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, the Shares will be legally allotted and issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with request to the holding of such Shares).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/S/ Walkers

Walkers